Exhibit 10.1

UTSTARCOM MANUFACTURING AGREEMENT

This Manufacturing Agreement, including the attached Exhibits (the “Agreement”), is entered into as of  12/31/2009  (the “Effective Date”) by and between UTStarcom Telecom Co., Ltd  (“UTS”), a company organized under the laws of the People’s Republic of China, on behalf of itself and its affiliates, having its principal place of business at 368 Liuhe Road, Hi-Tech Industrial Development Zone (Binjiang), Hangzhou 310053, P. R. China and Sanmina-SCI Corporation, a company organized under the laws of the state of Delaware, USA, on behalf of itself and its subsidiaries and affiliates (collectively, “EMS”, having its principal place of business at 2700 North First Street, San Jose, California 95134, each a “Party” and, collectively, the “Parties”.

In consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

1.     Scope of Contract

EMS agrees to manufacture, assemble, support and provide complete Products for sale to UTS in accordance with the terms and conditions hereof.  This Manufacturing Agreement applies to all products and services related to Products sold, or provided by EMS to UTS.

Any additional terms and conditions for specific Products and services shall be set forth in an Addendum to this contract.  The Addendum has to be signed by both Parties to be in force and once so signed is incorporated into this Agreement.

2.     Term of Contract

Unless terminated earlier in accordance with the provisions of this Agreement, this Agreement shall have a term of one (1) year commencing on the Effective Date.

This Agreement shall automatically renew for additional successive one (1) year periods, unless written notice of non-renewal is received by the other Party no later than ninety (90) days prior to the expiration of the then-current term.

3.     Place of Performance of Services

EMS shall only manufacture each Product at the applicable Approved Manufacturing and Product development location(s) for that Product.  Each location approval from UTS shall specify not only plant location, but also Product family(ies), building location, line location, and the stage to which the Product is released for manufacture (i.e. prototype versus mass production).

EMS will not change location of the facilities, building location or line location for the manufacture and assembly of the Products without UTS’ prior written consent.

Unless otherwise explicitly agreed, UTS shall in no event be obliged to pay any “learning costs”, or any other costs, referable to or resulting from EMS’ establishment of new manufacturing facilities, work with new products/services etc., such as, but not limited to employee training programs,

UTStarcom Confidential

installations of equipment, erection of buildings, preparation of production facilities and obtaining of necessary approvals, licenses and permits.

EMS shall ensure that all of UTS’ property (which shall include but not be limited to all Products) shall be kept distinct and separate from EMS’ or other third parties’ property and shall be clearly identified as UTS’ property.  EMS shall ensure that none of UTS’ property is seized by any third party, whether pursuant to an order of court or otherwise, while in EMS’ possession.

4.     Product Definition

EMS agrees to manufacture each of the Products in accordance with this Agreement, the applicable Specifications, and related supporting documents, and any other instructions provided in writing by UTS.

During and upon the completion of the manufacturing of each Product, EMS will submit such Product to the mutually agreed testing procedures, in this Agreement or as agreed to in writing by UTS and EMS from time to time.  At UTS’ discretion, UTS shall provide training in the testing procedures set forth herein to certain personnel designated in writing by EMS.  EMS shall perform final testing of all Products at the designated EMS manufacturing facility.

5.     Purchase Order

During the term of this Agreement, UTS shall provide EMS with a Purchase Order that instructs EMS of Products to be manufactured and shipped by EMS.  Except as specifically requested, UTS shall, no later than the last week of each month, submit Purchase Orders for Products to be delivered during the subsequent month to EMS in writing, by fax, email or via Electronic Data Interchange (“EDI”).   Each Purchase Order shall include:

(i)      Identification of Products ordered by UTS Part Number;

(ii)     Quantity to be purchased;

(iii)    Price of Products ordered;

(iv)   Requested delivery dates and location;

(v)    Shipping and invoicing instructions; and

(vi)   Purchase Order Number.

(a)           Review of Purchase Order.  EMS shall at all times use its commercially reasonable efforts to verify whether a Purchase Order is complete and accurate.  In the event EMS has reason to believe that the Purchase Order or Forecast is in any respect erroneous or for other reasons must be adjusted, EMS shall immediately notify UTS. All Purchase Orders that are within the Forecasted lead times, shall be acknowledged by EMS within two (2) business days of receipt.   If EMS does not acknowledge or reject a Purchase Order within the two day period, the Parties shall confirm that the Purchase Order was received by EMS. If a Purchase Order is rejected by EMS,

EMS shall provide clear reasons for such rejection.  EMS shall provide UTS with Purchase Order status reports within one (1) business day of UTS’ request for such report.

(b)           Order Cancellation.  UTS may cancel all or any portion of a Purchase Order upon five (5) business days written notice to EMS without liability other than: a) as specified in Section 6 “Manufacturing Capacity and Demand Changes” and Section 11 “Inventory Management and Responsibility”, and; b) all Products, semi-finished Products that have been manufactured by EMS according to Purchase Order and agreed production quantity.

6.     Manufacturing Capacity and Demand Changes

During the term of this Agreement, UTS will provide EMS with a limited-binding, good faith four (4) month forecast (“Forecast”) reflecting the total volume of Products that UTS anticipates ordering from EMS during the forecasted period, detailed by device, package and/or module type or product variant as agreed between the Parties.  Such Forecast shall be binding for Non-passive Components, and non-binding for Passive Components.  The Forecast shall be updated at least weekly and shall be used by EMS to plan for production capacity and Components needed to support UTS’ anticipated orders.

(a)   Initial Forecast.  Upon the execution of this Agreement, UTS shall provide EMS with (i) a thirty (30) day firm Purchase Order and (ii) a Forecast for Product requirements (in monthly buckets) for an additional three (3) months (“Forecast”).  All Purchase Orders shall be binding, except as otherwise stated in this Agreement, and may be rescheduled only as set forth herein or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within 30 days of the scheduled delivery date) or (2) the amounts set forth in Section (c) below (if cancellation is made outside of such 30-day period).   EMS shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its Component suppliers (“Vendors”) based upon the Purchase Order and Forecast, and UTS shall be responsible for all such Non-passive Components purchased in support of UTS’ then-current Forecast.  For all other purposes, however, the Forecast shall be non-binding.

(b)   Subsequent Forecasts.  On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Purchase Order, a new Forecast month shall be added, and a new firm Purchase Order issued, so that a rolling Forecast of ninety (90) days is always maintained.

(c)   Customer Component Liability.  UTS acknowledges that it shall be financially liable for all Non-passive Components ordered and non-cancellable in accordance with this Section, unless otherwise agreed.  Specifically, UTS’ Component liability shall be equal to EMS’ Delivered Cost of all Non-passive Components ordered in support of any Purchase Order or Forecast, including any excess Non-passive Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Non-passive Components which are returnable to Vendor (less any cancellation or restocking charges).  At UTS’ request, EMS shall use commercially reasonable efforts to minimize UTS’ Component Liability by attempting to return Components to the Vendor; provided, however, that EMS shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $1,000.

(d)   Supplier Managed Inventory Program.  UTS acknowledges that the concept of “purchase commitments to a Vendor” as used in this Agreement includes not only EMS purchase orders issued to Vendors, but also forecasts (which are based on UTS’ Forecasts) provided to Vendors in accordance with EMS’ Supplier Managed Inventory Program (“SMI Program”).  Should UTS agree to implement the SMI Program, EMS provides Vendors with forecasts of anticipated Component requirements, and the Vendor is obligated to supply EMS with all forecasted Components, but EMS does not issue Vendor a purchase order until the Component is actually required by EMS for production.  However, under the SMI Program, EMS is obligated to either consume a sufficient level of the forecasted Components or pay the Vendor for a certain level of unused Components.  For the purpose of this Agreement, UTS’ Component Liability [pursuant to Section (c) above] shall include the cost of any required Vendor payments under the SMI Program as well as any Components actually ordered from the Vendors based on UTS’ Forecast.

Supply Chain Flexibility Targets

EMS shall make best efforts to purchase Components in accordance with the Forecast, EMS shall commit the manufacturing capacity flexibility set forth below, as well as provide reasonable required Components to meet UTS Purchase Order demand fluctuations.

Number of Weeks Until Delivery Date	Percent Increase or Decrease from Forecasted Quantity
Less than or equal to 2 weeks	+/- 0%
More than 2 weeks but less than or equal to 4 weeks	+/- 20%
More than 4 weeks but less than or equal to 8 weeks	+/- 30%
More than 8 weeks but less than or equal to 12 weeks	+/- 50%
More than 12 weeks	+/- 100%

UTS acknowledges that, in order to sustain ongoing flexibility beyond the normal, EMS will need to procure additional inventory.

If at any time unexpected Purchase Orders result in a depletion of the established inventory level (“Excess Demand Requirement(s)”), UTS and EMS will meet to address EMS’ commercially reasonable efforts recovery plan and mutually agreeable solutions to resolve supply chain constraints preventing EMS from meeting UTS’ Excess Demand Requirement(s). Upon UTS’ advanced written approval, UTS will be responsible for premium freight charges required to meeting UTS’ Excess Demand Requirement(s).

7.     Product Delivery and Acceptance

All Products shall be packaged and shipped in the manner specified in Section 4 herein. Without limiting the foregoing, EMS shall comply with bar code labeling specifications provided by UTS from time to time.

(a)           Title and Risk of Loss.   Except as agreed otherwise in writing, all Products sold to UTS are delivered DDU within China (INCOTERMS 2000), and for Products sold outside China, the Parties shall separately agree in writing to the appropriate shipping term(s).  For Products delivered DDU, title and interest to Products and risk of loss will pass to UTS upon delivery to UTS’ designated receiving point per UTS’ written instructions.  UTS shall be the exporter and importer of record for all shipments of Products outside of China.

(b)           All Products specified in a Purchase Order are to be shipped complete.  EMS shall use its commercially reasonable efforts to meet any delivery date (“Delivery Date”) specified in the Purchase Order or otherwise mutually agreed between the Parties.  A delivery is considered on time if the actual delivery to UTS’ designated receiving point is made during the Delivery Window.  The Delivery Window is defined as three (3) days early and zero (0) days late.  Delivery shall be deemed to have occurred upon delivery of Products at the designated receiving point.  In any event, EMS shall promptly notify UTS of any anticipated inability to meet the Delivery Dates requested in a given Purchase Order.

(c)          Acceptance of the Product shall occur no later than fifteen (15) days after receipt of Product and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Specifications.  Product cannot be rejected based on criteria that were unknown to EMS or based on test procedures that EMC has not approved or does not conduct.  Notwithstanding anything to the contrary, Product shall be deemed accepted if not rejected within this fifteen-day period.  Once a Product is accepted, all Product returns shall be handled in accordance with Section 18 “Warranty”.  Prior to returning any rejected Product, UTS shall obtain a Return Material Authorization (“RMA”) number from EMS, and shall return such Product in accordance with EMS’ instructions; UTS shall specify the reason for such rejection in all RMA’s.  In the event a Product is rejected, EMS shall have a reasonable opportunity to cure any defect which led to such rejection.

(d)           In the event a shipment does not meet the Delivery Date, EMS shall, upon UTS’ request, arrange for premium transportation. EMS shall bear the expense of any difference in freight costs for such premium transportation if the delay in shipment is caused by EMS.

(e)           UTS shall measure EMS’ on-time delivery performance against commitments.  UTS and EMS shall monitor lead-time and cycle times and mutually agree to improvement programs to maintain best of industry performance.

(f)            EMS shall accommodate a pull-in request to expedite the ship date, if reasonably able to do so.  Any additional expedition charge resulting from rescheduled deliveries must be approved by UTS in writing prior to being incurred.  Rescheduling later delivery of Products from the date of original commitment date up to thirty (30) days shall be made at no charge to UTS.

(g)           If UTS incurs any Customer related penalty charges or expedition costs resulting from EMS not meeting their committed delivery dates and the delay is caused by EMS, EMS shall pay as liquidated damages (and not as a penalty) to UTS at the per diem rate of 0.1% of the value of the delayed shipment from the date that is one (1) week from the committed delivery date.  The total liquidated damages for any such delayed delivery shall be a maximum of 4%.  The foregoing represents UTS’ sole remedy in the event EMS fails to timely deliver Product.  UTS shall use its best efforts to communicate with EMS on late delivery liquidated damage clause UTS agreed with UTS’ customer(s) before the Purchase Order is submitted to EMS.  In the case where a Component Vendor is the cause for the delay, the Parties shall work together to pursue costs and damages from the Component Vendor.

(h)           In the event of an Allocation Situation, EMS shall use its commercially reasonable efforts to fulfill accepted Purchase Order(s) in their entirety, and in any event, in accordance with EMS’ allocation plan, which shall be equal or more favorable to UTS than that provided to any other EMS customers in the plant where the Products are being manufactured. EMS shall immediately notify UTS if it has reason to believe that EMS’ output of the Product will not be sufficient to meet all of accepted requirements for any period.  In its notice, EMS shall inform UTS of the percentage of Products ordered it commits to deliver to UTS during the Allocation Situation and the expected length of the Allocation Situation.

8.     Product Price

Product prices to UTS shall be based on the accepted quoted prices set forth in the Product quotation set forth in Exhibit A which may be amended from time to time upon mutual agreement in writing and incorporated herein by reference. Prices shall be based on EMS supplying all Components except Consigned Materials supplied by UTS in accordance with the terms of this Agreement.   Price review shall be conducted with UTS on a weekly basis.

EMS shall submit a monthly inventory reconciliation with proposed inventory buy up/down to UTS for approval.

EMS shall submit a monthly price variance report to UTS for approval.   EMS shall not purchase Components which the Parties have received notice of price increase(s) without the prior written approval of UTS.

Prices (a) are in RMB, (b) include EMS’ standard packaging, (c) exclude the items set forth in Section 8.1 below, and (d) are based on (i) the configuration set forth in the specifications provided to EMS on which EMS’ quotation was based (the “Specifications”) and (ii) the projected volumes, minimum run rates and other assumptions set forth in EMS’ quotation.   The Parties shall account for any changes above or below 3% in the exchange rate between the currency in which the pricing is calculated and the currency in which EMS pays for the Components. On the first business day of the third month of any calendar quarter prior to the quarter of application, the Parties shall establish the exchange rates (“Contract Rates”) to be applied to the following quarter’s costs (for those costs denominated in currencies different from the currency in which the Price is denominated).  The source of the Contract Rates will be the spot rates published by the Wall Street Journal or the Financial Times of London (UTS’ option) reflecting the previous day’s closing rates.

8.1   Exclusions from Price.  Prices specifically exclude (a) export licensing of the Product and payment of broker’s fees, duties, tariffs and other similar charges; (b) taxes or charges (other than those based on net income of EMS) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”).

8.2      Other Price Adjustments:

(a)   UTS acknowledges that the Prices quoted are based on the Forecasted volumes provided by UTS to EMS.  In the event UTS fails to purchase Product in sufficient volumes consistent with the quoted prices, EMS reserves the right update its future monthly quotes to reflect decreased volumes.

(b)   UTS acknowledges that the Prices are based on the Specifications and the assumptions set forth in EMS’ quotation.  In the event EMS experiences an increase in cost as a result of changes in the pricing assumptions or the Specifications, EMS shall be entitled to re-quote the Product to account for such changes.

8.3   Price Premium Exclusion.  UTS shall not pay any price premiums or other additional charges for production effort or services, including price premiums associated with production effort and services carried out during times other than the usual working hours on Business Days, unless agreed by the Parties upfront in writing. Where a premium is required, EMS shall not proceed without prior written authorization from UTS in respect of the applicability and amount of any such premium.

9.     Payment Terms

EMS shall invoice UTS with each delivery of Products. All invoices submitted from EMS shall be reviewed. Prior to UTS making payment of an invoice, EMS shall provide UTS with the official receipt approved by the applicable tax authorities for the amount of the invoice after settlement.    UTS shall make payment within forty five (45) days after date of invoice.

Invoices shall contain, at a minimum, UTS’ or Customer’s invoice-to and ship-to addresses as specified in the corresponding Purchase Order, the Purchase Order number, UTS part number, quantity and shipment date and unit price.

10.  Cost Reviews/Cost Reduction Targets/Cost Sharing

EMS shall use its commercially reasonable efforts to formulate and implement cost reduction programs agreed to in writing, including both Component cost reductions and transformation cost reductions. EMS shall commit its commercially reasonable efforts to achieve average quarterly BOM cost reduction target of 3% for EMS sourced materials.  The annual plan to achieve a 12% cost reduction target shall be jointly developed at the beginning of the year.  Cost reduction review shall be conducted on a quarterly basis. Without limiting the foregoing, EMS agrees to institute any cost reduction proposals reasonably suggested by UTS, and to reduce the purchase price of the Products to UTS by an amount equal to the per-unit savings realized there from.  Appropriate management and/or technical representatives of each of EMS and UTS shall discuss these cost reductions proposals weekly as requested by UTS.

UTS approved Product quotation may be changed to reflect (i) changes to the costs of the Components, and (ii) changes in the transformation costs due to manufacturing process improvements or Engineering Change Orders identified subject to UTS approval

Each Party shall be responsible for actively taking steps required of that Party to reduce the cost of the Components for the Products, as agreed upon by the Parties during the periodic price reviews.  UTS shall notify EMS of price changes for Components that UTS has negotiated with its Component supplier(s), and may revise its instructions by written notice to EMS regarding quantities and sources of supply from time to time as permitted herein.  EMS shall pass through one hundred percent (100%) of such cost-savings negotiated by UTS to UTS, by reducing the cost of units of the Product by the amount of the applicable cost savings when the cost reduction becomes effective.

After any price adjustment, and unless agreed that the new prices shall have retroactive effect, the new prices shall be applicable for all Purchase Orders issued after the effective date of the relevant price change.

In addition, each Party shall be responsible for actively taking steps required of that Party to reduce the costs of acquisition, transformation costs and SG&A (Administration) costs.  Targets for the reduction of these costs shall be agreed on a quarterly basis. Savings in the cost of acquisition realized by UTS or reduction in transformation costs due to process improvements or ECO implementation by UTS shall be passed through to UTS 100% after EMS has recovered all UTS-approved implementation costs.

EMS shall warrant to UTS that its prices for similar goods and services as offered to UTS hereunder are no higher than prices offered to any other customers for similar products based on similar trade volumes and similar terms and conditions during the same period of time.

If more favorable prices, terms or conditions than the prices, terms or conditions set out herein are granted to any customers of EMS under similar trade terms during the same period of time for similar goods and service, EMS shall advise UTS in writing within fifteen (15) days thereof and the prices, terms and conditions, as applicable, of this Agreement shall be deemed to be amended accordingly to reflect such more favorable prices and/or terms and conditions. EMS shall advise UTS in writing within fifteen (15) days thereof and the prices, as applicable, of this Agreement shall be deemed to be amended accordingly to reflect such more favorable prices.

11.  Inventory Management and Responsibility

EMS is responsible for making available sufficient Inventory to meet the Forecast, Supply Chain Flexibility Targets and on-time Delivery requirements as defined in this Agreement.

EMS is responsible for setting Inventory targets in line with the Forecast and Supply Chain Flexibility Targets.  These targets shall be reviewed with UTS during the monthly and quarterly review meetings.

Upon UTS’ request, EMS shall order and make available qualified materials prior to the initial production run for research and development and new product introduction purposes.

EMS shall also procure Long Lead-Time Inventory and Minimum Order Inventory, as reasonably required for the fulfillment of future Purchase Orders as approved by UTS in writing.

UTS may assist EMS in securing certain Inventory for a Product.  Such assistance may include the identification of the Supplier, negotiation of supply agreements and frame contracts with the chosen supplier.  In this case, all relevant details of such agreements shall be shared by UTS with EMS.  The responsibility of EMS shall be to execute the day-to-day purchasing of the Inventory, under the terms of the supply agreement and frame contract, to fulfill EMS’ role in obtaining adequate on hand Inventory to ensure on-time Delivery of Purchase Orders.

UTS shall work with EMS to review and set inventory targets for Long Lead-Time Inventory based on Forecast, Supply Chain Flexibility Targets, known Purchase Orders and the Component lead-time.  These targets shall be reviewed and agreed monthly between UTS and the EMS.

EMS is responsible for making reasonable efforts to reduce Component purchasing lead-times and manufacturing lead-times.  UTS and EMS will review such lead-times on a regular basis.

UTS shall provide EMS with an AVL (Approved Vendor List) to be used by EMS for the purchase of Inventory.  EMS may recommend in writing new suppliers for addition to the AVL and UTS shall provide timely review and consideration of such recommendations.  If approved, UTS shall add the proposed supplier to the AVL and notify EMS in writing of such addition, such UTS approval not to be unreasonably withheld or delayed.  UTS reserves the right, at its sole discretion, to direct EMS to purchase designated Components from AVL suppliers in accordance with an order distribution formula provided by UTS.

11.1  Purchase of UTS-Owned Materials and Components and Open Purchase Order Transfer to EMS.

In addition to the foregoing provisions, the Parties shall abide by the provisions set out in Exhibit B with respect to purchase by EMS of UTS-owned Components and transfer of open purchase orders for Components issued by UTS to Component suppliers.

Excess and Obsolete Material

A.    Downward Variances

In this section, Downward Variance represents the deficient amount of the Purchase Order quantity from the Forecasted quantity.

UTS’ sole liability to EMS and the sole remedy available to EMS with respect to Excess Inventory and Obsolete Inventory is set forth in this Section.

1.  Excess Inventory

For the purposes of this Section, Excess Inventory shall mean those Non-Passive Components in inventory consistent with UTS’ Forecast, purchased at lead-times reasonably prevailing at the time of Components.

UTS shall inform EMS with at least one (1) month prior written notice before the intended EOL of any Product under this Agreement. EMS shall provide UTS with the EOL Excess Inventory Report within fourteen (14) days.

UTS shall be liable for Excess Inventory and Long Lead-Time Inventory purchased with UTS’ written approval, that is held in inventory over one hundred and eighty (180) days from the date when such inventory is purchased by EMS due to UTS’ Downward Variance. UTS shall provide EMS with a list of Non-Passive Components agreed in advance by both Parties.

The Parties shall manage Excess Inventory as follows:

a.             EMS shall prepare and provide UTS with monthly reports documenting any Downward Variances in Forecasts.

b.             The Parties shall jointly review EMS’ monthly reports, as set forth above, to determine UTS’ liability for Excess Inventory.

c.           EMS shall use commercially reasonable efforts to mitigate the disposition or rescheduling of Excess Inventory for a minimum of one month commencing from the date when the inventory is identified & recognized by UTS as excess inventory.

d.           At UTS’ discretion, one of the following options or any combination of following options to dispose the Excess Inventory UTS shall be taken.

(1)      Buy-Back.  UTS shall buy-back Excess Inventory from EMS pursuant to this Agreement. Such buy-back shall be at the last approved BOM cost after making price reduction as agreed by the Parties.  UTS shall make payment for buy-back under the same payment terms provided to UTS from the issuance of official receipt for the corresponding amount.  Before procuring any additional quantities from Component suppliers, EMS shall re-purchase any such Excess Inventory from UTS until depleted.

(2)       EMS shall hold the Excess Inventory if there is demand in the following one (1) month on a one-time basis.

e.          UTS shall inform EMS with at least one (1) month prior written notice before the intended end of life (“EOL”) of any Product under this Agreement. EMS shall provide UTS with the EOL Excess Inventory Report within fourteen (14) days.

2.             Obsolete Inventory

For purposes of this Section, “Obsolete Inventory” shall mean those Non-Passive Components in inventory or non-cancellable consistent with UTS’ Forecast, purchased at lead-times reasonably prevailing at the time of order, and Long Lead-Time Inventory purchased with UTS’ written approval, that do not appear on the current UTS’ BOM, or which appear on the current UTS’ BOM but cannot be used to manufacture Products for UTS or EMS’ other customers in the same plant due to engineering changes, Product cancellations, purchase order cancellation, or program cancellations by UTS.

a.  UTS shall provide EMS with written notification of any engineering change, Product cancellation, Purchase Order cancellation or program cancellation.  Within five (5) business days of such written notice, EMS shall send UTS waterfall analysis, evidencing UTS’ maximum exposure of Obsolete Inventory.  Upon receipt of such notification, EMS shall use commercially reasonable efforts to dispose of Obsolete Inventory resulting from such changes or cancellation within a thirty (30) day period, unless mutually agreed otherwise by the Parties.

b.  UTS shall either purchase such Obsolete Inventory, at the latest approved BOM price, or shall direct EMS to dispose of such Obsolete Inventory, as mutually agreed.  Purchase by UTS is subject to EMS’ commercially best efforts to dispose of such Obsolete Inventory during the thirty day period from the day when such Inventory becomes Obsolete.

c.  EMS’ failure to provide timely report to UTS, shall result in EMS’ responsibility for all costs associated with such Obsolete Inventory.  The Parties shall consider the accepted report as final and accepted by the Parties.

EMS’ Reporting Obligations

EMS shall provide UTS, no less frequently than monthly, written reports for the purpose of reviewing Excess Inventory and Obsolete Inventory levels.  UTS has the right to review such written reports.

B.    Upward Variances

In this section, Upward Variance represents the excess amount of the Forecasted quantity.

EMS shall use commercially reasonable efforts to accommodate Upward Variances outside the flexibility target with no expedite charges, overtime costs payable by UTS.

EMS shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm Purchase Order periods.

1.             Process for Downward and Upward Variance Resolution

a.       Downward Variances

(i)    Inventory Liability for Downward Variance. EMS shall provide written notice to UTS to initiate a claim for a Downward Variance, such notice to be provided within thirty (30) days of each month’s end for any Downward Variance occurring within such month.  UTS shall have five (5) business days from the date of receipt of the notice to review EMS’s documentation and to respond to EMS with any questions or requests for additional information. EMS shall then have five (5) business days to respond to UTS’ questions and requests for additional information.

(ii)   Failure of EMS to timely (one full quarter) provide the requisite notices and documentation shall preclude EMS from receiving any compensation from UTS for inventory liability or conversion cost liability for the applicable Downward Variance.

b.     Upward Variances

Within five (5) business days after receipt of UTS’ Forecast, EMS shall notify UTS in writing of EMS’ inability to meet any Upward Variances.  Within two (2) business days of such notification, EMS shall schedule a meeting with UTS to discuss alternative solutions for meeting UTS’ Product schedule.

12.  New Product Introduction

New Product Inclusion (“NPI”) UTS shall notify EMS if it wishes to add new product(s) or services to this Agreement and EMS shall provide quotes for such products.  UTS and EMS shall then proceed to establish pricing and delivery schedules for each such new product(s) or services.  Upon agreement of these items, such product(s) and services shall be considered Products under this Agreement, and shall be purchased and sold or provided under the terms and conditions of this Agreement.  In addition, if EMS implements any improved technology (e.g., without limitation, improved manufacturing processes or improved or additional cores), EMS shall promptly so advise UTS and, at UTS’ request, discuss with UTS the possibility and advantages of using such improved technology in the manufacture of Products.

For each new Product, UTS shall provide at least one (1) week NPI run advance notice and EMS shall ensure line and resource availability.  The manufacturing lead time shall be less than one (1) week.  UTS shall only pay Component cost and transportation charges for a maximum of three (3) NPI runs. The NPI charge model for additional NPI runs shall be determined subsequently and the mass production of such new Product shall continue to stay with EMS.  All other costs associated with NPI run shall be paid by EMS.  UTS shall provide custom parts which are not on the current BOM, while EMS shall supply the rest of the Components at agreed BOM cost.  EMS shall purchase the NPI Components after receiving Purchase Order or other authorization from UTS.

For each pilot run and NPI production run EMS may be required to support and provide the following items, to include, but not be limited to: mass manufacturing process development, product manufacturing quality plan development, test and system integration, reliability evaluation, manufacturing yield analysis, design for manufacturability review, process capability analysis, Component supply and inventory management, supplier management, ECO management and implementation, quality management, yield improvement, cost reduction, distribution, RMA and repair service.

13.  Non-Recurring Engineering Costs

All Non-Recurring Engineering Costs, as identified during New Product Introduction or ongoing engineering support activities will be agreed by UTS and EMS before any purchase order is generated.  All Non-Recurring Engineering charges such as, but not limited to, tooling, fixtures, jigs, testing or assembly apparatus, shall be identified and specified by both UTS and EMS to meet operational requirements.

All Non-Recurring Engineering Costs agreed between UTS and EMS shall, unless otherwise agreed by the Parties, be subjected to the provision of three independent quotes from reputable suppliers.  UTS will have the final choice of quotes and/or supplier accepted.

EMS responsibilities related to physical inventory, custody and maintenance of UTS paid fixtures, fittings, jigs and test equipment is detailed in Section 19.

14.  Engineering Change Orders

EMS shall not make any changes to any manufacturing source, production process, or the controlled process parameters or sources or types or grade classifications of Components which would affect the form, fit or function, design, performance, or appearance of such Product without first obtaining UTS’ prior written approval. EMS is obligated to identify any cost changes resulting from an Engineering Change Order for agreement with UTS (to be provided in writing) prior to implementation.

Any Specification or other identification (including, without limitation, any Engineering Change Order  that details a change in the Specification and/or design of a Product) provided by UTS to EMS shall be deemed accepted by EMS unless receipt of it is not acknowledged by EMS in writing within five (5) business days of receipt by EMS.  For clarity, such acknowledgement does not involve a cost analysis by EMS.

EMS shall provide free of charge ECO implementation on software and small batch of hardware upgrades.  EMS may charge UTS a reasonable cost if substantial rework is required.  UTS shall be responsible for related obsolete and additional components as required.

All engineering changes resulting from EMS warranty defects shall be implemented at the sole expense of EMS, unless the defect or nonconformity results from UTS’ provision of defective Specifications.

15.  Intellectual Property Rights

15.1.                Ownership of Industrial Design and Tooling

If UTS provides UTS Industrial Design and/or UTS Tooling to EMS, UTS shall solely own all right, title, and interest in and to the UTS Industrial Design and UTS tooling for the Product and all Intellectual Property related thereto.  As between the Parties, EMS shall solely own all right, title, and interest in and to the EMS Industrial Design and EMS Tooling for the Product and all Intellectual Property related thereto.  Each party agrees to use its good faith efforts to take all action as may be necessary, proper, or advisable to evidence, record and perfect the above allocation of ownership, without demanding any further consideration therefore.

15.2.                Ownership of Other Intellectual Property

Except as expressly set forth in subsection 15.1 above, each party shall retain sole ownership of Intellectual Property created, developed or conceived solely by such party, whether prior to or during the term of this Agreement. Except as expressly set forth in this Agreement, any Intellectual Property developed jointly by personnel of both Parties in connection with the Products or this Agreement shall be jointly owned, without a duty of accounting or obligation to obtain the consent of the other party to license or exploit such Intellectual Property by reason of such joint ownership. The Parties will discuss in good faith the prosecution of such joint inventions, including the allocation of costs and/or right to obtain the ownership interest of the other party.

15.3.                Limitation

Notwithstanding anything to the contrary in the Agreement, in no event shall EMS or UTS use any Confidential Information of the other Party to manufacture any Product for any third party.

15.4.                License of Industrial Design and Tooling

If UTS provides UTS Industrial Design and/or UTS Tooling to EMS, UTS hereby grants to EMS the non-exclusive, non-transferable, non-sublicenseable right to use the UTS Industrial Design and UTS tooling solely to perform EMS’s obligations under this Agreement on behalf of UTS.  EMS acknowledges that UTS hereby reserves all rights except those expressly granted herein, and that no right or license will arise by implication, estoppels or otherwise by operation of law.  EMS shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects provided by UTS unless expressly authorized to do so in writing by UTS.  EMS hereby grants to UTS the non-exclusive, non-transferable, non-sublicensable right under EMS’s Intellectual Property to use the EMS Industrial Design and EMS Tooling solely to enable UTS to exercise UTS’ rights under this Agreement.

15.5.                Trademark License

UTS hereby grants to EMS a non-exclusive, non-transferable, non-sublicenseable, worldwide license to use the UTS Trademarks only as reasonably necessary to fulfill its obligations under this Agreement.  EMS shall comply with any and all reasonable and customary guidelines provided by UTS in writing concerning the use of the UTS Trademarks.  EMS acknowledges and agrees that its use of the UTS Trademarks is limited to the use licensed in this Agreement and that EMS has not acquired, and will not acquire, any ownership or other rights therein.

16.  Quality Requirements

The following provisions as well as the provisions contained in Exhibit C as agreed by the Parties, Quality Assurance Agreement, shall govern quality issues arising out of this Agreement.

Stop Build/Stop Ship UTS may issue stop build/stop ship notices from time to time to prevent Products with possible quality issues from being manufactured or entering UTS’ customer base. To accommodate this action, EMS must have in place a fully documented Stop Build/Stop Ship processes to remove and isolate UTS’ Product from EMS’ assembly and final shipping area such that the affected Products will not be manufactured or shipped to UTS.

Epidemic Failure Costs   EMS will be responsible for all costs and damages incurred by UTS (or its subcontractors) in rectifying any Epidemic Failure, including without limitation, all costs incurred in removing, re-soldering, testing and reworking the Products and the Components in which they are incorporated.  EMS shall be responsible for the documented direct costs of the Epidemic Failure up to a maximum of $2 million per Epidemic Failure event, excluding the costs of repaired or replaced Products, which would be covered pursuant to the warranty remedy. The remedy stated for this Epidemic Failure shall be the sole and exclusive remedy.

Epidemic Failure Procedure In the event of any Epidemic Failure, EMS and UTS shall cooperate to implement the following procedure:

(i)        The discovering party shall notify the other party upon discovery of the Epidemic  Failure;

(ii)       Within two (2) business days after discovery of or receipt of notice of discovery of the Epidemic Failure, EMS will give an initial response indicating its preliminary plan for diagnosing the problem;

(iii)      EMS and UTS shall jointly exert all commercially best efforts to diagnose the problem and plan a work-around or more permanent solution;

(iv)      EMS shall use commercially best efforts to complete all necessary analyses to define cause and establish responsibilities, and provide a final written report within ten (10) business days of notification of the Epidemic Failure;

(v)       EMS shall apply its engineering change order procedure in appropriate circumstances for hardware problems originating in the manufacturing process;

(vi)      EMS shall prepare and consult with UTS regarding an appropriate recovery plan as well as an appropriate work-around, as an interim solution, if one is needed;

(vii)     EMS and UTS shall mutually agree on a recovery plan, provided that UTS shall be entitled to require EMS to recall or perform field replacement of all defective Products as well as all Products which may be susceptible to the same failure mode as required; and

(viii)    In the event of an Epidemic Failure, UTS may, at its option, place on hold all open orders for the specific Product, or substantially similar Products, until EMS has submitted the completed 8-D Report and the Parties have agreed on the specific recovery plan to be implemented, or else UTS may cancel all open orders without any liability to EMS.

17.  General Representations and Warranties

17.1.                Warranty of Title

EMS represents and warrants to UTS that (i) UTS shall acquire good and clear title to the Products (except the Consigned Materials incorporated therein, if any, title to which is already with UTS), free and clear of all Encumbrances; (ii) all Components and services provided hereunder including, without limitation, the Products, are either owned or properly licensed by EMS or are in the public domain and the use thereof by UTS, its representatives, distributors, dealers, end users, and other direct and indirect customers will not, to the best knowledge of EMS, infringe any proprietary rights of any third party; (iii) EMS has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to UTS in this Agreement. EMS represents and warrants that it has not granted to any third party any rights which conflict or interfere with or supersede the rights granted to UTS hereunder; and (iv) EMS’s compliance with the terms and conditions of this Agreement will not violate any applicable laws, regulations or ordinances or any third party agreements.

17.2  Materials Warranty  EMS warrants that all Products purchased from or repaired by EMS shall consist of new Components (not used (except in the case of “hot swap” Products, recycled or of such age as to impair its usefulness or safety, except as may be approved in advance and in writing by UTS).

17.3  Guarantee of Materials Supply.  The Parties shall work together to notify each other in the case that any Component supplier provides notice that a Product Component is going to be discontinued.  Any last time buys of such Components shall be mutually agreed by the Parties as to purchases of such Components.

18.  Warranty

18.1   EMS warrants that the Products manufactured by EMS and delivered and sold to UTS under the terms of this Agreement will be free from defects in EMS workmanship and will conform to the quality standards issued by UTS to EMS prior to production and agreed to by both Parties (the “Quality Standards”), for a period of eighteen (18) months after the date of shipment by EMS (“Warranty Period”).  Products shall be successfully complete any mutually agreed Product acceptance test.  EMS shall, at its option and at its expense (and as UTS’ sole and exclusive remedy for breach of EMS’ workmanship warranty), repair, replace or issue a credit for Product found defective during the warranty period.

18.2   In addition, EMS  will pass on to UTS all Vendors’ (and manufacturers’) Component warranties to the extent that they are transferable, as well as manage and enforce such Component warranties, but will not independently warrant Components.  All warranty obligations will cease upon the earlier of the expiration of the warranty period set forth above or the return (at UTS’ request) of any test equipment or test fixtures.  ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY EMS NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

18.3    Return and Replace Procedure.  EMS shall concur in advance on all Products to be returned for repair or rework.  UTS shall obtain a RMA number from EMS prior to return shipment.  All returns shall state the specific reason for such return, and will be processed in accordance with EMS’ RMA process.  EMS shall pay all transportation costs for valid returns of the Products to EMS and for the shipment of the repaired or replacement Products to UTS, and shall bear all risk of loss or damage to such Products while in transit; UTS shall pay these charges, plus a handling charge, for invalid or “no defect found” returns.  Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by UTS.

18.4  Warranty Exclusions.  The above warranties will not apply to Products that have defects or failures resulting from (a) UTS’ design of Products including, but not limited to, design functionality failures, specification inadequacies; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) non-EMS authorized alterations, modifications or repairs by UTS or third parties; or (d) defective UTS-provided test equipment or test software.  UTS bears all design responsibility for the Product.

18.5   THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTS AS STATED ABOVE.  THIS WARRANTY IS THE SOLE WARRANTY GIVEN BY EMS AND IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED.  EMS DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTIBILITY, NONINFRINGEMENT, COMPLIANCE WITH RESTRICTION ON THE USE OF CERTAIN HAZARDOUS SUBSTANCES (“ROHS”) (OR SIMILAR LEGISLATION), OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY, EXPRESS OR IMPLIED.

19. Indemnification.

19.1  EMS Indemnification.  EMS shall indemnify, defend, and hold UTS and UTS’ Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “UTS-Indemnified Parties”) harmless from all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Section  18 “Warranty”) to the extent any of the foregoing is caused by the negligent or willful acts or omissions of EMS or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret, or any actual or alleged violation of any other intellectual property rights arising from or in connection with EMS’ manufacturing processes.

19.2  UTS’ Indemnification.  UTS shall indemnify, defend, and hold EMS and EMS’ Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “EMS-Indemnified Parties”) harmless from all third party Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is caused by a defective Product, by the negligent or willful acts or omissions of UTS or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that infringement occurs as a result of use by UTS of EMS’ manufacturing processes.

19.3  Procedure. A Party entitled to indemnification pursuant to this Section (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claims covered by this indemnity.  Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff.

20.  Insurance

EMS agrees to maintain during the term of this Agreement  (a) workers’ compensation insurance as prescribed by the law of the state in which EMS’ services are performed (b) commercial general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $1,000,000 combined single limit for personal injury and property damage for each occurrence; and (c) commercial general liability insurance endorsed to include products and liability and completed operations coverage in the amount of $1,000,000 for each occurrence.  EMS shall furnish to UTS upon request certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy.  Each Party agrees that it, its insurers(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other Party and the other Party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.

21.  Consigned Equipment and Consigned Fixed Asset

Assembly and Test Equipment and Fixtures.  At its option, UTS may agree to purchase and provide to EMS certain assembly equipment, test equipment, handlers, and fixtures required for assembly and final testing of Component, PCB, and finished Products. Ownership, maintenance and accountability for all such equipment are defined below.

EMS shall use Consigned Equipment provided by UTS to EMS exclusively for the manufacture of Products for UTS under this Agreement.  Consigned Equipment list may be amended from time to time by UTS in writing.

Shipping, Receipt, Title and Risk of Loss

(i)        UTS shall ship or have shipped the Consigned Equipment to EMS’ premises.  UTS shall bear the cost of shipping and risk of loss of or damage to the Consigned Equipment during shipping. UTS may utilize the most economical means of transportation for all shipments.

(ii)       At the time of shipment of the Consigned Equipment to EMS, UTS agrees to provide EMS with packing slips (“Packing Slips”) that show quantity and stock keeping unit (SKU) numbers describing the complete shipment.  Upon receipt of Consigned Equipment, EMS shall inspect the Consigned Equipment to verify whether EMS has received the number of boxes indicated on UTS’ Packing Slips and whether there is any visible damage to the boxes or equipment.  Any discrepancies or visible damage discovered shall be reported to UTS upon EMS’ inspection. In the case of discrepancies, the Parties will promptly confer with one another to resolve the discrepancy.  If no such notice is received, the shipment shall be deemed complete as specified on UTS’ Packing Slip.

(iii)      Title to the Consigned Equipment shall remain with UTS.  EMS shall bear risk of loss of or damage to the Consigned Equipment after delivery of said Consigned Equipment to EMS at EMS’ site until such Consigned Equipment is delivered back to UTS.  While risk of loss of Consigned Equipment is with EMS, EMS shall insure the Consigned Equipment for losses or damages at UTS’ then-current equipment cost unless a comparable equivalent replacement unit of equipment can be found by EMS.    For claims arising out of or related to loss or damage to the Consigned Equipment at EMS’ facility, EMS’ various insurance policies shall be the primary insurance.  All Consigned Equipment will be promptly returned to UTS at UTS’ costs and risk, in good condition, ordinary wear and tear excepted, upon prior reasonable notice and request of the designated UTS representative.

(iv)     While consigned to EMS the maintenance (including preventative maintenance), calibration and upkeep (maintenance fit for purpose) will be the responsibility, and at the cost, of the EMS. If calibration and maintenance must be performed by a 3rd party and approved by UTS, UTS shall be responsible for the charges through NRE. EMS warrants that the maintenance (including preventative maintenance) calibration and upkeep (maintenance fit for purpose) shall be undertaken to the guideline issued by the Consigned Equipment manufacturer.

(v)      UTS warrants that the Consigned Equipment shall be in good condition to be used for the manufacture of the Products in accordance with this Agreement.  In the event any part of the Consigned Equipment is found to be defective, UTS shall thereafter, at its sole discretion, procure and replace such part(s) of the Consigned Equipment for EMS to enable EMS to manufacture the Products ordered by UTS under this Agreement.

(vi)     EMS shall conduct inventory audits and physical counts of Consigned Equipment in the same manner and in accordance with its policies pertaining to its own equipment inventory; provided, however, that each SKU number of the Consigned Equipment shall be physically counted and reported to UTS at least once every twelve (12) months.

(vii)    EMS shall permit UTS employees reasonable access to specified areas within EMS’s premises where the Consigned Equipment is located and specific manufacturing areas applicable to UTS Purchase Orders during normal business hours, provided however, that such access shall be subject to prior reasonable notice to and approval from EMS and shall be escorted by an employee of EMS.  In addition, UTS reserves the right to perform audits of all Consigned Equipment during normal business hours, upon prior reasonable notification to EMS. All such audits by UTS shall be conducted at its own costs and UTS shall at all times ensure that such audits do not interfere, disrupt, nor hamper the business operations of EMS.  Notwithstanding the foregoing, UTS may in the course of such audits request EMS to suspend or halt the manufacturing of Products, and EMS shall use reasonable efforts to comply with such requests, provided however, that in the event of such suspension or halt in production, UTS shall not hold EMS liable for any delay in the production or shipment schedule.

Return of Consigned Equipment

If EMS terminates this Agreement, EMS shall return all Consigned Equipment in EMS’ possession to UTS and at EMS’ expense within 5 business days, and EMS shall bear risk of loss of or damage to Consigned Equipment during return shipment. UTS can request the return of any and all Consigned Equipment at any time. EMS shall return all Consigned Equipment in EMS’ possession to UTS at UTS’ direction at UTS’ expense within 5 business days after receipt of such request from UTS, and UTS shall bear risk of loss of or damage to Consigned Equipment during return shipment.   EMS’ production and warranty obligations which require the utilization of the returned UTS Consigned Equipment will cease upon EMS’ fulfillment of the return obligations hereunder.

Security Interest.  EMS shall not allow any Encumbrances to be placed on any Consigned Equipment.  EMS shall give UTS immediate written notice should any third party attempt to place or place any Encumbrance on the Consigned Equipment.

22.  Subcontractors/Assignments

EMS agrees that no portion of the assembly of the Products will be subcontracted to third parties without UTS’ prior written consent. Any permitted subcontractor approved in writing by UTS (“Subcontractor”) that EMS may use to assist EMS shall be obligated to comply with the terms of this Agreement and EMS shall remain responsible for such Subcontractors’ performance.  UTS’ consent to EMS’ use of any Subcontractor shall not be deemed a waiver of any UTS rights hereunder nor relieve EMS of any of its obligations pursuant to this Agreement.  EMS shall enter into a written agreement with each approved Subcontractor which includes terms and conditions no less protective of UTS’ proprietary and intellectual property rights than those set forth in this Agreement prior to EMS permitting any such Subcontractor to perform any obligation hereunder.  EMS shall be solely responsible for the payment of all amounts payable to, and the performance of all of EMS’ obligations for, all such Subcontractors.  Immediately upon request of UTS, EMS shall commence such proceedings as necessary (i.e. termination notice, request to cure default) to terminate any Subcontractor that, in UTS’ sole opinion, does not perform to the standards set forth by UTS in this Agreement.

Assignment This Agreement shall be binding on the Parties hereto and their permitted successors and assignees; provided, however, that neither party shall assign or transfer, in whole or part, whether by operation of law or otherwise, other than to an Affiliate of such party, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other party which shall not be unreasonably withheld or delayed.  Any purported assignment without such consent shall be null and void.  Notwithstanding the foregoing, the parties and their assigned Affiliates shall have the right to assign all of its rights and obligations in the case of merger, consolidation or sale of assets involving substantially all its assets or substantially all the assets of a particular Product line or business line in which a Product line is included, to the merged entity or acquirer of such assets.  This Agreement may be assigned in whole or in part by either Party to any Affiliate of such Party provided that such assigning Party remains secondarily liable under this Agreement.  Notwithstanding the foregoing, either Party may assign its right to payment to a third party without the need for consent from the other Party.

23.  Force Majeure and Business Interruptions

23.1  Force Majeure

(a) Neither party shall be considered in default of performance of its obligations under this Agreement to the extent that performance of such obligations is delayed by force majeure such as fire, flood, earthquake or other acts of God, war, terrorism, riot, or any other cause beyond the reasonable control of the claiming Party and in the absence of the claiming Party’s negligence or omissions.

(b) Notice of Force Majeure Event.  Neither Party shall be responsible for any failure to perform due to a force majeure event provided that such Party gives notice to the other Party of the force majeure event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the force majeure event, specifying the nature and particulars thereof and the expected duration thereof.

(c) Termination of Force Majeure Event.  The Party claiming a force majeure event shall use reasonable efforts to mitigate the effect of any such event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it.  Upon the cessation of the force majeure event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

(d)  Limitations.  Notwithstanding that a force majeure event otherwise exists, the provisions of this Section shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the force majeure event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.

(e) Termination for Convenience.  In the event a force majeure event continues for a cumulative period of sixty (60) days or more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement or cancel the Purchase Order for convenience in accordance with Section 25.2 herein.

23.2  Disaster Recovery Plan

EMS represents and warrants that it currently has business continuity and disaster recovery plans (together, “Recovery Plans”) in place and that it will maintain and update such Recovery Plans as necessary or appropriate so that it will be able to perform its obligations under this Agreement during the term.  EMS shall provide the Recovery Plans to UTS for review and approval.  Any breach of this provision by EMS shall be deemed a material breach of this Agreement.

24.  Dispute Resolution Governing Law and Jurisdiction

24.1  Dispute Resolution

If any controversy or claim arises relating to this Agreement, the Parties will first attempt in good faith to negotiate a solution to their differences, including progressively escalating any controversy or claim through senior levels of management.

If negotiation does not result in a resolution within sixty (60) days of the date when one party first notifies the other of the controversy or claim, either party may submit the dispute to Hong Kong International Economic & Trade Arbitration Commission (CIETAC) for arbitration in accordance with the CIETAC arbitration rules.  Both Parties shall share the cost of arbitration equally.  The location of the arbitration shall be conducted in Hong Kong.

24.2  Governing Law

This Agreement, including all matters of construction, validity, and performance, shall be governed by and construed and enforced in accordance with the laws of Hong Kong, without regard to its conflict of law rules.  The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement.  The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any action brought to enforce this Agreement.

25.  Termination

25.1  This Agreement may be terminated by a Party for cause immediately by written notice upon the occurrence of any of the following events:

(i)                 If the other Party ceases to do business, or otherwise terminates its business operations;

(ii)             If the other Party breaches any material provision of this Agreement and fails to cure such material breach within thirty (30) days after receipt of written notice describing the material breach;

(iii)          If the other Party is adjudicated bankrupt, or is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within sixty (60) days of filing, or if any assignment for the benefit of creditors is made.

25.2               In addition to termination in accordance with the above provision, either Party may terminate this Agreement by giving six (6) months’ advance notice in writing to the other Party without incurring any liabilities other than that specifically provided in this Agreement. The Parties shall work together to reduce UTS’ exposure for Component and work in process liability.

25.3  Consequences of Termination.

a.           Termination for Reasons other than EMS’ Breach.  In the event this Agreement is terminated for any reason other than an uncured material breach by EMS (including but not limited to a force majeure or termination for convenience), UTS shall pay EMS, termination charges equal to (1) the contract price for all finished Product under valid Purchase Orders existing at the time of termination; (2) all work in shall be finished out into finished Product; and (3) UTS’ Component liability pursuant to Section 6 above.

b.           Termination Resulting from EMS’ Breach.  In the event UTS terminates this Agreement hereunder as a result of an uncured material breach by EMS, UTS shall pay EMS, termination charges equal to the following: (1) the contract price for all finished Product existing at the time of termination; (2) EMS’ cost (including labor, Components) for all work in process; and (3) UTS’ Component liability pursuant to this Agreement; provided, however, that for the purposes of this subsection only, UTS’ Component liability shall be calculated based on the quoted cost of Components as stated on the BOM rather than the delivered cost (e.g., exclusive of any markup); provided, however, that in the event UTS terminates the Agreement as a result of EMS’ failure to timely deliver and provided that, as a result of EMS’ failure to timely deliver, the UTS customer cancelled its order and UTS has not been able to generate any other customer order to consume the Components used (or which would have been used) to manufacture that cancelled customer order, then UTS shall not be responsible for the Components which were consumed or would have been consumed in the late-delivered order(s).  For example, in the event EMS had on hand $1,000,000 worth of Components for which UTS were responsible for under the Agreement, but $400,000 of such Components would have been consumed by a UTS customer who cancelled its order as a result of EMS’ late delivery, and UTS has not been able to generate any additional customer order(s) to consume the $400,000 worth of Components, then UTS shall only be liable for $600,000 worth of Components.

25.4  Support after Termination.  No termination of this Agreement by expiration or otherwise shall affect any obligation accrued prior to such termination and such obligation shall be fulfilled in accordance with the applicable provisions herein.  The provisions of this Agreement relating to warranty, repair, product liability, intellectual property, confidential information, indemnification, limitation of liability, shall survive termination or expiration of this Agreement.  In the event of any termination or expiration of this Agreement, EMS and UTS agree to cooperate in good faith to minimize the negative impact of any such termination or expiration.  In the event of any termination or expiration of this Agreement, EMS shall continue to provide maintenance support, after-sales repair service to UTS at EMS’ prevailing rates for services on similar products.  The support shall be provided a minimum of two (2) years after termination or expiration. UTS will take back consigned test equipment once termination of this agreement, if the above maintenance support is necessary, test equipment will be consigned to EMS. UTS shall bear the expense of such transportation and related set up cost.

26.  Limitation of Liability.      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY UTS SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES.  IN NO EVENT WILL EMS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY UTS.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF EITHER (1) $4,000,000 OR (2) 10% OF THE TRAILING TWELVE (12) MONTHS REVENUE FOR PRODUCT SUPPLIED HEREUNDER.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  Notwithstanding the foregoing, the provisions of this Section shall not apply to limit (i) UTS’ obligation for termination payments in accordance with Section 25.3 (ii) a Party’s obligation to indemnify the other Party.  THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.

27.  Notices

Any notices required for or permitted by this Agreement are effective as follows: (i) immediately when delivered by personal delivery to the individuals identified below, (ii) upon written verification of receipt when delivered by overnight courier, or (iii) upon verification of receipt when delivered by certified or registered mail, return receipt requested.  All notices must be in writing, sent via one of the methods indicated in this Section, and sent to the addresses set forth below or to such other address that the receiving party may have provided in writing for the purpose of notice in accordance with this Section:

UTS:

UTStarcom Telecom Co. Ltd

Name:

Title:

368 Liuhe Road

Hi-Tech Industrial Development Zone (Binjiang)

Hangzhou 310053, P. R. China

With a copy to: Vice President of supply Chain and General Counsel and a copy to legalnotice@utstar.com

EMS:

If to SANMINA-SCI:	with a copy to:

SANMINA-SCI Corporation	SANMINA-SCI Corporation

2700 N. First Street	2700 N. First Street

San Jose, California 95134	San Jose, California 95134

Att’n: EVP, Sales	Att’n: Vice President & Corporate Counsel
Phone: (408) 964-3600	Phone: (408) 964-3600

Fax: (408) 964-3636	Fax: (408) 964-3636

28.  General

28.1  Compliance with Laws

Each Party shall comply with all applicable laws, regulations, and rules of any governmental authority having jurisdiction and shall obtain all necessary permits, licenses, and consents of governmental authorities necessary for the manufacture, sale, export, import, or other performance contemplated by this Agreement.  EMS hereby represents and warrants that no consent, approval or authorization of or designation, declaration, or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement.  EMS shall be responsible for providing regulatory agencies and standards organizations with proof of compliance for applicable Parts and Components associated with the Product. EMS shall mark the Products, and as applicable the Parts and Components, with regulatory, safety and standards organizations marks which signify compliance with the requirements of those organizations.  EMS will obtain the prior approval of the relevant agencies or organizations prior to implementing any change that may affect the compliance status of any Product previously approved.  Upon request by UTS, EMS shall provide a report indicating appropriate approvals obtained.

EMS shall comply with the legal requirements and standards of its industry as applicable under the national law of the countries in which EMS is operating. This includes, but is not limited to, the laws and regulations governing the following: environmental, health, safety, labor, employment, child labor, intellectual property, discrimination and human rights.  EMS must not use forced labor.  EMS shall ensure the compliance of its Products with specific legal requirements applicable to the countries into which Products are being sold as provided by UTS in writing to EMS.

EMS shall comply with the United States Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist EMS or UTS in obtaining or retaining business.  EMS shall not act in any fashion or take any action, in the performance of its obligations under this Agreement, which violates, or would render UTS liable for a violation of, either the United States Foreign Corrupt Practices Act or any similar statute or regulation in any jurisdiction in which EMS does business.  EMS’ violation of this provision shall be deemed a material breach of this Agreement, entitling UTS terminate this Agreement immediately by written notice to EMS.  EMS agrees to defend, indemnify and hold UTS harmless from all liabilities, claims, losses and damages arising from EMS’s breach of this obligation.

28.2  Taxes

Each party shall be solely responsible for reporting to the appropriate tax authority the income it may derive from performance of this Agreement and making payment of any applicable taxes, including but not limited to business tax, value-added tax and income tax imposed thereon.

EMS shall timely make and file all related reports and timely pay the related taxes and/or levies required by law. EMS shall indemnify and hold UTS harmless for any such taxes, levies, penalties and/or interest imposed on UTS that arise out of EMS’s failure to timely and properly comply with such requirements.

In the event of any audit of either Party by any tax authority in respect of sales/use, property, inventory, business and occupation, excise, or similar taxes that arises from the performance of either Party under this Agreement, either Party will cooperate to provide the audited party with relevant information, documentation, and data that is reasonably necessary and sufficient for the audited Party to fully respond to the conduct of the audit.  The audited Party shall have the sole right and authority to direct its response to the audit, including the pursuit of negotiations with the tax authority and the completion of settlement agreements, offers in compromise, or their equivalents.  Should both Parties become a party to the audit, the audited Party for purposes of this provision shall be deemed the Party with the ultimate responsibility to pay any liability for tax arising out of the audit and under the laws of the taxing jurisdiction.

28.3  Records; Audit Rights

EMS shall keep complete, true, and accurate books of accounts and records for the purpose of verifying EMS’s compliance with the terms of this Agreement.  Such books and records shall be kept for at least five (5) years following the end of the calendar quarter to which they pertain.  UTS shall reserve the right to perform audits relating to UTS Purchase Orders during normal business hours with reasonable notification to EMS. Any audit conducted under this section shall not unduly disrupt EMS’ conduct of its business operations and all information accessed in connection with any such audit shall be deemed to be the Confidential Information of EMS.

28.4  Independent Contractors

EMS shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations.  Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the Parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

28.5  Modification

No alteration, amendment, waiver, cancellation, or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both Parties.

28.6  Waiver

The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party.  Any such waiver will not be construed as a waiver of any other term, condition or provision, nor a waiver of any subsequent breach of the same term, condition or provision.

The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter.

28.7  Severability

If any term, condition, or provision of this Agreement, or portion thereof, is found to be invalid, unlawful, or unenforceable to any extent, the Parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  Such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

28.8  No Third Party Beneficiaries

Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than UTS, EMS, and Designated Third Parties any rights, remedies or other benefits under or by reason of this Agreement.

28.9  Interpretation

Unless the context clearly indicates otherwise, in this Agreement, the terms set out in Exhibit E Definitions shall have the meaning assigned to them therein.  This Agreement represents the negotiated agreement of the Parties, with the advice and assistance of counsel, and shall not be construed against either party as the drafter thereof.  This Agreement is written in English and the controlling language of the Agreement shall be English.

28.10  Entire Agreement

This Agreement and the exhibits attached hereto, represent and constitute the entire agreement between the Parties and supersedes all prior agreements between the Parties, whether written or oral.  The Non-Disclosure Agreement executed by the Parties is attached as Exhibit F and shall be incorporated into this Agreement.  The provisions of the Non-Disclosure Agreement shall survive the termination of this Agreement. This Agreement may only be amended in writing signed by duly authorized representatives of both Parties.

28.11 Order of Precedence

All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto.  When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) if Orders are used to release product, those portions of the Order that are not pre-printed and which are accepted by EMS. The Parties acknowledge that (y) the preprinted provisions on the reverse side of any such quotation, Order, acknowledgment or invoice and (z) all terms other than the specific terms set forth in Section 5(i)-(vi) shall be deemed deleted and of no effect whatsoever.

28.12   Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

28.13  Non-Exclusivity

Except as may be otherwise expressly specified otherwise in writing, this Agreement does not grant EMS the exclusive right to sell Products to UTS.  UTS shall have the right to use other contract manufacturers to manufacture the Products.  Nothing in this Agreement will be construed or deemed to prevent or otherwise inhibit UTS’ ability or right to manufacture the Products, whether at UTS’ facility or at an alternate or additional third party facility(ies) of UTS’ choice.  Further, nothing in this Agreement will be construed or deemed to (a) require UTS to order any minimum number of units of the Products to be manufactured by EMS, or (b) prevent or otherwise inhibit UTS’ ability or right to design, develop, manufacture, have manufactured, market, use, sell, and or distribute any follow-on Products or derivatives of the Products.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its duly authorized representatives.

UTStarcom Telecom Co., Ltd		Sanmina-SCI Corporation

Signature:	/s/ Peter Blackmore	Signature:	/s/ Edmund Yuen

(Authorized representative)		(Authorized representative)

Printed Name:		Printed Name: Edmund Yuen

Date: 1/23/2010		Date: 12/31/2009

LIST OF EXHIBITS

Exhibit A             Product Quotation List

Exhibit B             Implementation

Exhibit C             Quality Assurance Agreement

Exhibit D             Consigned Equipment List

Exhibit E              Definitions

Exhibit F              Non-Disclosure Agreement

Exhibit A:  Product Quotation List

As submitted and received separately by the Parties.

Exhibit B: Implementation Section

1.              Inventory/Open Purchase Order transfer to EMS

Purchase of UTS-Owned Materials and Components

(i)                                    UTS-Owned Components.  Upon notification of a UTS business award, UTS shall provide EMS with a list of all UTS-owned Components and Components required to manufacture the Products, as indicated in a BOM to be set forth in the applicable Product Definition.  EMS shall purchase sixty (60) days of Components from UTS at the approved quoted BOM cost provided that UTS to provide corresponding sixty (60) days of Product Purchase Orders. UTS warrants that all Components shall be free from defects, shall be in working condition, and strictly conform to the Specifications and the agreed quality and fit for the requirements of Forecast. For any Components that do not conform with the above warranty in this Section, or such Components become Excess Inventory as set forth Section 12 of this Agreement, EMS shall be entitled to immediately return such Components to UTS for full refund of EMS’ purchase price.

(ii)                                 On a weekly basis after, and prior to EMS placing any purchase orders for additional Components from suppliers on the AVL, EMS shall purchase any remaining UTS-owned Components, at mutually agreed prices, in weekly increments, until UTS-owned Components have been depleted.  UTS shall notify EMS in writing of any UTS-owned Components available for purchase by EMS and required to manufacture the Products.  EMS shall utilize such purchased Components in the manufacture of Products prior to utilizing Components in EMS’ inventory.

(iii)                              If EMS fails to buy UTS-owned Components under Sections (i) or (ii) above, UTS shall immediately sell to EMS such remaining UTS-owned Components for those incorrectly purchased Components by part number that are within the current Forecasted demand, on a part-by-part basis, at the then-current BOM price, unless otherwise mutually agreed by the Parties in writing.  Such sales shall be excluded from the Excess Inventory claims and the buy-back claims, respectively.

(iv)                             Quality Issues.  Should EMS discover Component quality issues during an initial, two (2) month inspection period, EMS and UTS shall work corrective actions with any Component suppliers to resolve such quality issues. Should corrective action require the defective Components to be returned to UTS or the applicable supplier, UTS shall reimburse EMS the current purchase price of such Components, plus inbound transportation costs.

(v)                                Payment term shall be the same term as provided to UTS.  Payments shall be made in RMB.  Sales of Components shall be made pursuant to the agreed form of the purchase order. EMS shall be entitled to deduct, withhold, or offset any amount due to the relevant usage of Components under the list of buy-sell business model from any payment which UTS needs to pay to EMS (“Back-to-Back Payment”).

(vi)                             All UTS-owned Components sold to EMS shall be accompanied by a packing list, which shall include UTS’ part number, manufacturer name, manufacturer part number, revision number (if applicable), date code (if applicable) and quantity.  EMS shall review the packing list against such Components, and identify any discrepancies between the packing list and such Components, within ten (10) business days of EMS’ receipt.  The Parties shall work together to resolve any such discrepancies. However, if discrepancies are subsequently discovered that could not have been discovered by EMS within such ten (10) business days using reasonable diligence, UTS and EMS agree to work together to equitably resolve the issues.

(vii)                          EMS shall be responsible for all inbound freight charges for UTS-owned Components shipped by UTS or a Component supplier to EMS. Title and risk of loss for such Components shall transfer to EMS Ex Works UTS facility Hangzhou (Incoterms 2000)

(viii)                       UTS shall package all Components in accordance with accepted industry standards.  Within 10 days of receipt, EMS must perform Inbound Quality Control: (A) to identify and resolve any discrepancies between the pre-packing list and the materials and Components prior to shipment and (B) to ensure compliance with packaging requirements in accordance with this Agreement.  If discrepancies are subsequently discovered that could not have been discovered by EMS within such ten business (10) days using reasonable diligence, UTS and EMS agree to work together to equitably resolve the issues.

(ix)                               Open Purchase Orders from Components Suppliers.  UTS will transfer all open purchase orders for Components to be transferred to the EMS on award of the business.  UTS expects the EMS to re-negotiate all open purchase orders to achieve the lower of EMS or UTS purchase price. In case EMS has to cancel such purchase orders due to Forecast changes, UTS shall be liable for such PO and for negotiation with the original supplier and handle the cancellation of such purchase orders.

Exhibit C:  Quality Assurance Agreement

As agreed by the Parties in writing.

1.             Exhibit D:  Listing of Consigned Equipment

Refer to actual List of Consigned Equipment according to Products to be manufactured by EMS.

2.     Exhibit E:  Definitions Used

•                  “Affiliate” shall mean, with respect to any Party, any other party directly or indirectly controlling, controlled by, or under common control with such Party.  For purposes of this definition, “control” when used with respect to any party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of at least fifty percent (50%) of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing. An entity will cease to be an Affiliate if such control relationship no longer exists.

•                  “Allocation Situation” shall mean a production capacity shortage or Component shortage caused by an event specified in Section 23.1 (Force Majeure) or insufficient EMS manufacturing capacity or insufficient available Components which affects several EMS customers and which shortage causes EMS to allocate manufacturing capacity supply among EMS customers or any other reason that will affect the supply of any Product.

•                  “Approved Manufacturing and Product Development Location” shall mean manufacturing location(s) approved by UTS in writing from time to time for the manufacture of Products under this Agreement.

•                  “AVL” shall mean a list of approved suppliers provided by UTS to EMS.

•                  “Business Day” shall mean any day that EMS is open for normal business as detailed in the EMS annual calendar or any subsequent updates.

•                  “Catastrophic Failure” will be deemed to have occurred if EMS and UTS both determines that a Product does, or is likely to either (i) cause a potential safety hazard to users of such Product or (ii) otherwise present a risk that EMS or UTS could face liability arising out of the use of such Product. In the event of an Epidemic or Catastrophic Failure, the Parties shall cooperate to implement the procedure set forth in Section 17.

“Components” shall mean all raw materials, parts, and components incorporated into the Products.

•                  “Consigned Equipment” shall mean certain software, tools and equipment that may be consigned by UTS to EMS in connection with this Agreement.

•                  “Consigned Components” shall mean certain Components that may be consigned by UTS to EMS under this Agreement.

•                  “Customer” shall mean customer of UTS who will be purchasing, distributing, selling or using the Products.

•                  “Delivery” shall mean EMS’ delivery of the Products to UTS as stipulated in Section 8.

•                  “Delivery Date” means the date on which EMS is to affect Delivery of the Products pursuant to the Purchase Order issued by UTS and accepted by EMS pursuant to this Agreement.

•                  “Delivery Window” shall mean the period of time extending from three (3) business days in advance of the Delivery Date and ending on the Delivery Date.

•                  “Designated Third Party” shall mean any third party that: (i) is solely engaged in distribution, order fulfillment or customer management activities on behalf of UTS; and (ii) UTS notifies EMS in writing is authorized to purchase particular Products from EMS.  UTS shall be responsible for the performance of such third parties pursuant to the terms of this Agreement. “EMS Industrial Design” means any and all of the following, excluding, in all cases, the UTS Industrial Design:  (a) all design files provided by EMS for the Products and any other information disclosed by EMS to UTS that relate to the design or manufacture of the Products; and (b) modifications, derivatives, improvements and enhancements of any of the foregoing developed by or for EMS.

•                  “EMS Tooling” means generally available fixtures and tools which are not specially adapted or configured for the UTS Industrial Design, but excluding the UTS Tooling.

•                  “Engineering Change Order” shall mean request in writing issued by UTS to EMS to make changes to any manufacturing source, production process, or the controlled process parameters or sources or types or grade classifications of materials.

•                  “Encumbrances” shall mean any security interest, lien, tax lien, or other encumbrance.

•              “Epidemic Failure” shall mean an EMS warranty defect in the Product based on the same root cause failure (i.e. batch related failure) occurring in a minimum of 3% of units, or another commercially reasonable number of units agreed by the parties depending on the type of Product, of Product shipped within the same production lot of Products under this Agreement.

•                  “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States and foreign patents and utility models and applications therefore and all reissues, reexaminations, registrations, confirmations, renewals, extensions, provisions, supplementary protection certificates, divisions, continuations, and continuations-in-part thereof (“Patents”); (ii) all trademarks, trade names, and trade dress (“Trademarks”); (iii) all copyrights, copyright registrations, and applications therefore and other rights corresponding thereto throughout the world; (iv) all trade secrets; (v) all industrial designs and any registrations and applications therefore throughout the world; and (vi) any similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world.

•                  “Inventory” shall mean any and all procured materials, Components and custom Components that are listed on the bill of materials included with the Specifications that EMS is authorized to procure directly from UTS-owned or an AVL and incorporate into the Products..

•                  “Long Lead-Time Components” shall mean any Component with a lead-time greater than one hundred twenty (120) calendar days.

•                  “Long Lead Time Inventory” shall mean Inventory used in the manufacture of Products that require a longer time to procure than the time from the date of Purchase Order to production start time.

•                  “Minimum Order Inventory” shall mean Inventory that is procurable only in minimum quantities that exceed the quantities required for UTS Purchase Orders.

•                  “Obsolete Inventory” shall mean those Custom Components in inventory consistent with UTS’ Forecast, purchased at lead-times reasonably prevailing at the time of order, and Long Lead-Time Inventory purchased with UTS’ written approval, that do not appear on the current UTS’ BOM, or which appear on the current UTS’ BOM but cannot be used to manufacture products for UTS or EMS’ other customers due to engineering changes, product cancellations, purchase order cancellation, or program cancellations by UTS.

•                  “Passive” and “Non-passive” Components  Passive Components are Components that do not amplify or switch signals, such as capacitors, resistors, transformers, inductors, etc.  Non-passive Components are Components on any UTS BOM that are not Passive Components. PCB, Backplane, Cable assembly and Enclosure are custom built products and are not defined as Passive components in this agreement.

•                  “Products” shall mean all products sold, licensed or provided by EMS to UTS under this agreement, including hardware, licensed software, supplies, accessories and other commodities related to any of the foregoing.

•                  “Purchase Order” shall mean an official document, signed by an authorized employee of UTS (or a Customer), which is used to place Product orders with EMS.

•                  “Quarter” shall mean UTS’ fiscal quarter, unless otherwise specified as “calendar quarter.

•                  “Specifications” shall mean the Product specifications (including, without limitation, designs, drawings, blueprints, models, data, techniques, know-how, etc) provided by UTS to EMS in writing, upon which the EMS Product pricing is based.  The Specifications may be amended from time to time by UTS upon written notice to EMS.  Throughout the term of this Agreement, all Specifications shall be deemed to include the requirement that each Product complies with all relevant industry product standard specifications, host devices, and operating systems.

•                  “UTS Industrial Design” means any and all of the following:  (a) all design files provided by UTS for the Products and any other information disclosed by UTS to EMS, either directly or indirectly, in writing, by inspection of tangible objects (including without limitation documents, drawings, prototypes, samples, and tooling) that relate to the design or manufacture of the Products; (b) modifications, derivatives, improvements, and enhancements of any of the foregoing developed by or for UTS; and (c) the industrial design, appearance, housing, external configuration, user interfaces, and other features of the Products based in whole or in part on any of the foregoing and all specifications and manufacturing documentation related thereto.

•                  “UTS Tooling” means all: (a) Specific Processes; and (b) fixtures, tooling, and processes used to manufacture the Products based on all or any part of the UTS Industrial Design, including without limitation production software, moldings and other tools used in connection with such manufacture and/or paid for by UTS, whether developed or provided by UTS, EMS, or otherwise; provided, however, that “UTS Tooling” does not include generally available fixtures and tools that are not specially adapted or configured for the UTS Industrial Design.

Exhibit F:  Non-Disclosure Agreement

[Attached signed NDA]